Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of April 8, 2013, to the Agreement and Plan of Merger (“Amendment No. 1”) is entered into by and among SCG Financial Acquisition Corp., a Delaware corporation (“Parent”), SCG Financial Merger II Corp., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”), Reach Media Group Holdings, Inc., a Delaware corporation (“Target”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative (the “Stockholder Representative”). Parent, Merger Sub and Target are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Parent, Merger Sub, and Target are parties to that certain Agreement and Plan of Merger, dated as of January 11, 2013 (the “Agreement”)

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth and other good and valuable consideration, the Parties hereby agree to amend the Agreement pursuant to section 6.3 thereof, effective on the date hereof, as follows:

1.	Amendments to the Agreement.

(a)	Section 1.6(c) is hereby amended and restated in its entirety as follows:

(c)     Conversion of Target Series C Stock. Each share of Target Series C Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and subject to Section 1.6(b) above) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (i) the Series C Per Share Upfront Merger Consideration, and (ii) subject to, and in accordance with ARTICLE VII and the Escrow Agreement, the Series C Per Share Escrow Consideration (the Series C Per Share Upfront Merger Consideration and the Series C Per Share Escrow Consideration, collectively, the “Series C Stock Consideration”) and the Per Share Escrow Cash Consideration. The “Series C Per Share Upfront Merger Consideration” shall be equal to (i) $10,000 and (ii) eighty five thousand (85,000) shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) divided by the number of shares of Target Series C Stock issued and outstanding immediately prior to the Effective Time. The “Series C Per Share Escrow Consideration” shall be equal to (i) three hundred thousand (300,000) shares of Parent Common Stock (the “Escrow Consideration”) less the number of shares of Parent Common Stock paid from the Escrow Fund to Parent (or withheld pending the resolution of unresolved claims) pursuant to ARTICLE VII and the Escrow Agreement, multiplied by (ii) 0.85 (such product, the “Aggregate Series C Escrow Consideration”), divided by (iii) the number of shares of Target Series C Stock issued and outstanding immediately prior to the Effective Time. The “Per Share Escrow Cash Consideration” shall have the meaning set forth in Section 7.8(c).

2.     Mutual Drafting. This Amendment is the joint product of the Parties and each provision hereof has been subject to mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

3.     No Other Amendments; Governing Law; Counterparts. Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the state of New York. This Amendment may be executed in one or more counterparts. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature Page Follows]

SCG FINANCIAL ACQUISITION CORP. By:/s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chairman, Chief Executive Officer and President
SCG FINANCIAL MERGER II CORP. By:/s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chairman, Chief Executive Officer and President
REACH MEDIA GROUP HOLDINGS, INC. By:/s/ Garry McGuire Name: Garry McGuire Title: CEO
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative By:/s/ Mark B. Vogel Name: Mark B. Vogel Title: Managing Director